NORTHERN COMSTOCK LLC
SECOND AMENDMENT TO THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT
SECOND AMENDMENT TO THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT dated as of September 28, 2015 among the undersigned signatories hereto.
W I T N E S S E T H:
WHEREAS, a Certificate of Formation was filed with the Secretary of State of the State of Nevada for the purpose of forming the limited liability company governed hereby under Chapter 86 of the Nevada Revised Statutes Act and such Certificate of Formation became effective; and
WHEREAS, the name of such limited liability company is Northern Comstock LLC; and
WHEREAS, the undersigned constitute all of the members of such limited liability company and executed and delivered that certain limited liability company operating agreement dated as of October 19, 2010, as amended by the First Amendment to the Limited Liability Company Operating Agreement dated as of August 26, 2015, to govern the affairs of such limited liability company (the “Original Agreement”), which the undersigned hereby desire to amend certain provisions of the Original Agreement.
NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and set forth herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:
Section 1. Amendments to Section 3.2. Section 3.2 of the Original Agreement is hereby amended and restated in its entirety as follows:
"3.2 Additional Capital Contributions.

(a)
Subject to Section 3.2(b), Comstock Mining shall make cash Capital Contributions to the Company of: (i) Thirty Thousand Dollars ($30,000) on the 15th day of each month (other than August) commencing on October 15, 2015 and ending on September 15, 2027; and (ii) Four Hundred Eighty Two Thousand Five Hundred Dollars ($482,500) on August 28th of each year commencing on August 28, 2016 and ending on August 28, 2027.

(b)
Notwithstanding Section 3.2(a), at any time that Comstock Mining’s cash and cash equivalents are less than Ten Million Five Hundred Thousand Dollars ($10,500,000) (such occurrence, a “Liquidity Threshold Event”), then Comstock Mining shall promptly notify the Company that a Liquidity Threshold Event has occurred and at any time that a Liquidity Threshold Event has occurred and is occurring, Comstock Mining shall have the option in its discretion to make the next scheduled Capital Contribution of Four Hundred Eighty-Two Thousand Five

US-3605680.2

Hundred Dollars ($482,500) set forth in Section 3.2(a), in the form of shares of $0.000666 par value, per share common stock, of Comstock Mining ("Common Stock"). The number of shares of Common Stock to be delivered by Comstock Mining as a Capital Contribution pursuant to the preceding sentence shall be calculated by dividing Four Hundred Eighty-Two Thousand Five Hundred Dollars ($482,500), by the volume-weighted average closing price of the Common Stock on its primary trading market for the previous Twenty (20) consecutive trading days prior to such Capital Contribution.

(c)
Notwithstanding Section 3.2(a), at the initial time that Comstock Mining’s cash and cash equivalents exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000) (such occurrence, a “Two Payment Liquidity Surplus Event”), then Comstock Mining shall notify the Company that a Two Payment Liquidity Surplus Event has occurred and within five (5) business days of delivering such notice, Comstock Mining agrees to make a one-time Capital Contribution of One Million Six Hundred Twenty Five Thousand ($1,625,000) less the amount of any Capital Contributions made pursuant to the last sentence of this Section, with such Capital Contribution being applied against the scheduled Capital Contributions in reverse order. For the sake of clarity, the right to such Capital Contribution is a one-time right. If a Liquidity Surplus Event does not occur during the term of this Agreement and Comstock Mining receives net cash proceeds from sources other than operations that exceed Six Million Two Hundred Fifty Thousand Dollars ($6,250,000) (such occurrence, a “One Payment Liquidity Surplus Event”), then Comstock Mining shall notify the Company that a One Payment Liquidity Surplus Event has occurred and within five (5) business days of delivering such notice, Comstock Mining agrees to make a one-time Capital Contribution of Eight Hundred Twelve Thousand Five Hundred ($812,500), with such Capital Contributions being applied against the scheduled Capital Contributions in reverse order.

(d)	Notwithstanding Section 3.2(a), Comstock Mining shall have the option to prepay such Capital Contributions from time to time or at any time without any penalty.

(e)
Notwithstanding Section 3.2(a), to the extent production has commenced on DWC Property or Leased Property, then Comstock Mining agrees to accelerate Capital Contributions by making accelerated payments (the amount of the accelerated payment is determined as equal to 3% of Net Smelter Returns with respect to the ore producing Property, with such Capital Contributions being applied against the scheduled Capital Contributions in reverse order. For purposes of clarity, this is not an additional payment nor a royalty payment, but a mechanism to accelerate and prepay the existing capital obligation without interest or penalty.

(f)	Except as provided in this Section 3.2, no Member shall be permitted to make any additional Capital Contributions to the Company without the prior written consent of all Members."
Section 2. Amendments to Section 5.1(a). Section 5.1(a) is hereby amended and restated in its entirety as follows:
"5.1 Allocations of Net Income and Net Losses.
"(a) Subject to Section 5.1(b), the Net Income and Net Losses of the Company for each Fiscal Year will be allocated to Comstock Mining."
Section 3. Amendments to Section 5.2. Section 5.2 of the Original Agreement is hereby amended and restated in its entirety as follows:
"5.2 Distributions; Record Dates.
(a) On October 20, 2015, and on 20th day of each month thereafter (each such date a “Monthly Distribution Date”), and subject to Section 5.3, the Company shall make:
(i) to DWC on each Monthly Distribution Date, a distribution of fifty-eight percent (58%) of the amount the Capital Contributions made by Comstock Mining prior to such Monthly Distribution Date (whether in cash or Common Stock); provided, that prior to October 20, 2020, the Company shall not make such distribution unless DWC shall deliver written notice to the Company at least ten (10) days prior to such Monthly Distribution Date requesting that such cash and/or shares be distributed; and
(ii) to Winfield on each Monthly Distribution Date, a distribution of forty-two percent (42%) of the amount of the Capital Contributions made by Comstock Mining prior to such Monthly Distribution Date (whether in cash or Common Stock); provided, that prior to October 20, 2020, the Company shall not make such distribution unless Winfield shall deliver written notice to the Company at least ten (10) days prior to such Monthly Distribution Date requesting that such cash and/or shares be distributed.
(b) For as long as the Company shall exist, the Company shall make to Comstock Mining (or its permitted Assigns), a distribution of the cash flows on the Minerals Produced from the DWC Property and the Sutro Property and all cash flows on the Minerals Produced from the VCV Property. Distributions made pursuant to this Section 5.2(b) shall be made no later than thirty (30) days after receipt of payment from the smelter or other purchaser; provided, that upon request by Comstock Mining (or its respective Assigns), the Company shall give a written instruction to the smelter, refinery or other purchaser that such distributions are to be paid directly to Comstock Mining (or its Assigns) from the sums payable to the Company. If Comstock Mining shall Assign less than all of its Ownership Interests to another Person in accordance with this Agreement, distributions made pursuant to this Section 5.2(b) shall be prorated between or among Comstock Mining and its Assign(s) in proportion to the respective Capital Accounts of Comstock Mining and its Assign(s) (or as otherwise agreed to by Comstock

Mining and its Assigns). All payments shall be accompanied by a statement explaining the manner in which the payment was calculated, including a determination of weights and values of the Minerals Produced.
(c) Except as provided in Section 5.2(b) or Article 10, without the prior written consent of each Member, the Company shall not be permitted, and none of the Manager(s), any Managing Director or any other Person shall cause the Company, to make any distributions of cash or any other property of the Company to the Members except for distributions in the form of Common Stock or cash as provided herein. To the extent deemed to be necessary or appropriate by the Manager, the Manager may fix a record date for the determination of Members entitled to receive any such distribution."
Section 4. Insertion of New Section 5.5. The following new Section 5.5 is hereby inserted in its entirety as follows:
"5.5 Special Redemption Right. Commencing on August 26, 2027 (or the date of Comstock Mining’s last Capital Contribution pursuant to Section 3.2, if earlier), and thereafter, in exchange for a one-time payment of one-thousand dollars ($1,000), the Company (with the consent of Members holding a Majority Interest) shall have the right, but not the obligation, to redeem all of the then owned Ownership Interests of each of Winfield and DWC at any time.
Section 5. Amendments to Section 6.11. Section 6.11 of the Original Agreement is hereby amended and restated in its entirety as follows:
"6.11 Defaults by Comstock Mining; Remedies.

(a)  If: (i) Comstock Mining fails to make any Capital Contribution pursuant to Section 3.2, and fails to remedy such default within thirty (30) days following notice from the Company; or (ii) Comstock Mining defaults in fulfilling any other covenant of this Agreement and Comstock Mining fails to remedy such default within sixty (60) days after notice by the Company specifying the nature of such default (or, if said default cannot be completely cured or remedied within said sixty (60) day period and Comstock Mining shall not have diligently commenced curing such default within such sixty (60) day period; or (iii) a Bankruptcy of Comstock Mining, and such Bankruptcy shall continue and remain undischarged or unstayed for an aggregate period of one hundred twenty (120) days (whether or not consecutive) or shall not be remedied by Comstock Mining within one hundred twenty (120) days; then the same shall constitute a default by Comstock Mining under this Agreement and, if and so long as such default shall continue uncured or unremedied, the Company shall have and be entitled to exercise, in its sole discretion, by written notice one of the remedies set forth below.  Notwithstanding the foregoing, it shall be deemed that Comstock Mining is not in default under the terms of this Agreement by reason of mining operations or other required activities having been suspended or prevented or prohibited by Law, by the inability to obtain permits or licenses, by scarcity or inability to obtain equipment, material, power or fuel, by strike, lockout or industrial disturbance, by failure of carriers to transport or furnish facilities for transportation, by operation of any Acts of God (including, without limitation, lightning, earthquake, fire, storm, flood, washout), by breakage or accident to machinery or facilities, or by any cause beyond Comstock Mining’s control (the foregoing are collectively referred to as “Force Majeure”); provided, however, that Comstock Mining shall exercise reasonable diligence to resume mining operations.

(b)  In case of any such default, the Manager shall have the right to transfer all of the Company’s right, title and interest in the DWC Property and the Leased Property to Comstock Mining, subject to Comstock Mining executing and delivering a promissory note acceptable to all of the Members with a principal amount equal to the sum of the remaining Capital Contributions to be made by Comstock Mining pursuant to Section 3.2, payable to DWC or Winfield (or a Person designated by DWC and Winfield), due in full no later than August 26, 2027, bearing interest rate of six percent (6%) per annum, and a secured by a mortgage and/or other security interest in the DWC Property and Leased Property.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the day and year first above written.

COMSTOCK MINING INC. By:__/s/ Corrado DeGasperis_______________ Name: Corrado De Gasperis Title: Chief Executive Officer

DWC RESOURCES, INC. By:_/s/ John V. Winfield___________________ Name: John V. Winfield Title: Chairman

_/s/ John V. Winfield_____________________ JOHN V. WINFIELD